Exhibit 99.1

February 23, 2011

FOR IMMEDIATE RELEASE

Contact:

Kim S. Price, President & CEO
(704) 884-2260
kim.price@citizenssouth.com

Frank W. Ix Named Chief Credit Officer
For Citizens South Bank

GASTONIA, NC. (February 23, 2011) – Frank W. Ix, a member of the Charlotte banking community for more than 30 years, has been named chief credit officer for Citizens South Bank, a wholly-owned subsidiary of Citizens South Banking Corporation (Nasdaq: CSBC). In his new role, Ix will be based with Citizens South’s offices in Charlotte where he will also work with the team serving the bank’s Charlotte-Mecklenburg customers.

“Frank will fill a dual role for our bank, providing strategic management of lending policies and credit risk, while also helping us serve and expand our client base in the Charlotte region,” said Kim S. Price, president and CEO for Citizens South. “Frank has an ideal background for this position given his senior management experience for many years in the Charlotte market.”

During his career, Ix has served as a senior loan officer for Bank of Mecklenburg, senior credit officer for RBC Bank and chief credit officer and chief operating officer with Park Sterling Bank. He earned a Bachelor of Science degree in economics from Boston College and Master of Business Administration degree from the University of Virginia.

About Citizens South Bank

Founded in 1904, Citizens South Bank operates 21 offices in Gaston, Union, Iredell, Mecklenburg and Rowan counties in North Carolina, York County in South Carolina and in northern Georgia. Citizens South has been awarded the 5-Star Superior rating for financial strength by BauerFinancial, Inc. for 33 consecutive quarters. The bank’s total assets as of December 31, 2010 were $1.06 billion. Our website is www.citizenssouth.com.

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